Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in American Realty Capital Hospitality Trust, Inc.’s Registration Statement, as amended, (Form S-11 No. 333-190698) of our report dated March 14, 2014, with respect to the consolidated balance sheets of W2007 Grace I, LLC and Subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for each of the three years in the period ended December 31, 2013 included in American Realty Capital Hospitality Trust, Inc.’s Form 8-K dated June 2, 2014, with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas

June 23, 2014